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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               ----------------

                                 SCHEDULE 13E-4/A
                         ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (Amendment No. 3)
                               -----------------

                            STREAMLOGIC CORPORATION
                                (Name of Issuer)

                               ----------------

                            STREAMLOGIC CORPORATION
                      (Name of Person(s) Filing Statement)

                               ----------------

           6% Convertible Subordinated Debentures due March 15, 2012
                         (Title of Class of Securities)

                               ----------------

                                  863238-AA-5
                     (CUSIP Number of Class of Securities)

                               ----------------

                              Barbara V. Scherer
                            Chief Financial Officer
                             21329 Nordhoff Street
                         Chatsworth, California  91311
                                 (818) 701-8400

  (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)


                                   Copy to:

                           Brian G. Cartwright, Esq.
                               Latham & Watkins
                       633 West Fifth Street, Suite 4000
                      Los Angeles, California  90071-2007
                                (213) 891-7941


                              October 7, 1996
     (Date Tender Offer First Published, Sent or Given to Security Holders)


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                               PAGE 1 OF 4 PAGES
                            EXHIBIT INDEX ON PAGE 4

ITEM 9.      MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit No.   Description
     -----------   -----------
     (a)(1)*       Offer to Exchange dated October 7, 1996.
     (a)(2)*       Letter of Transmittal.
     (a)(3)*       Notice of Guaranteed Delivery.
     (a)(4)*       Letter from the Company to Brokers, Dealers,
                   Commercial Banks, Trust Companies and Other Nominees.
     (a)(5)*       Letter to Clients for use by Brokers, Dealers,
                   Commercial Banks, Trust Companies and Other Nominees.
     (a)(6)*       Letter from the Company to 6% Debenture Holders.
     (a)(7)*       Text of Press Releases dated June 17, 1996, September 16,
                   1996 and October 6, 1996.
     (a)(8)*       Guidelines of the Internal Revenue Service for
                   Certification of Taxpayer Identification Number on Substitute
                   Form W-9.
     (a)(9)*       Supplement to Offer to Exchange dated November 6, 1996.
     (a)(10)*      Supplemental Letter from the Company to Brokers, Dealers,
                   Commercial Banks, Trust Companies and Other Nominees.
     (a)(11)*      Text of Press Release dated November 13, 1996.
     (a)(12)*      Text of Press Release dated November 15, 1996.
     (a)(13)       Text of Press Release dated November 18, 1996.
     (b)   *       Not applicable.
     (c)(1)*       Letter Agreement dated as of June 14, 1996 between the
                   Company and Loomis Sayles & Co., L.P.
     (c)(2)*       Letter Agreement dated September 13, 1996 between the Company and Loomis Sayles & Co., L.P.
     (c)(3)*       Letter Agreement dated as of October 3, 1996 between the
                   Company and Loomis Sayles & Co., L.P.
     (d)           Not applicable.
     (e)           Not applicable.
     (f)           Not applicable.

     * previously filed


                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 18, 1996             STREAMLOGIC CORPORATION



                                       BY /s/ Barbara V. Scherer
                                          -------------------------------------
                                       NAME:   Barbara V. Scherer
                                       TITLE:  CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                                  DESCRIPTION                                    PAGE
-------                                 -----------                                ------------
(a)(13)     Text of Press Release dated November 18, 1996.
